Exhibit 21.1

Subsidiaries of FS Credit Real Estate Income Trust, Inc.

Name of Subsidiary	State of Incorporation or Organization
FS CREIT Finance Holdings LLC	Delaware
FS CREIT Finance WF-1 LLC	Delaware
FS CREIT Finance GS-1 LLC	Delaware
FS CREIT Investments LLC	Delaware
FS CREIT Originator LLC	Delaware
FS CREIT Davis LLC	California
FS CREIT Cottonmill LLC	California
FS Rialto EII LLC	Delaware
FS Rialto QI LLC	Delaware
FS Rialto Sub-REIT LLC	Delaware
FS Rialto 2019-FL Holder, LLC	Delaware
FS Rialto 2019-FL1 Issuer, Ltd.	Cayman Islands
FS Rialto 2019-FL1 Co-Issuer, LLC	Delaware